UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 19, 2009

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

4575 SW Research Way, Suite 200

Corvallis, OR 97333

(Address of principal executive offices)

(541) 753-3635

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 19, 2009, AVI BioPharma, Inc. (the “Company”) entered into an Employment Agreement with Paul Medeiros under which Mr. Medeiros will serve as the Company’s Senior Vice President — Business Development and Chief Business Officer.

In the five years prior to his appointment as the Company’s Senior Vice President — Business Development and Chief Business Officer, Mr. Medeiros worked for Schering-Plough. Most recently, Mr. Medeiros served as Vice President, Global Licensing and Strategic Alliances for Schering-Plough, where he led worldwide specialty product licensing and strategic partnering initiatives. Mr. Medeiros joined Schering-Plough in 1996 as marketing planning director, and subsequently held senior positions of increasing responsibility in marketing and business development. Prior to Schering-Plough, Medeiros was employed by Merck & Company, where he held positions in Field Sales, New Product Planning and Worldwide Human Health Marketing. Medeiros holds an A.B. with honors from Brown University and an M.B.A. from Columbia Business School. He is a member of the Licensing Executives Society and the American Marketing Association.

Under the terms of his Employment Agreement, the Company will pay Mr. Medeiros an annual base salary of $315,000 per year.  In addition to his base compensation, Mr. Medeiros will be eligible for an annual bonus up to 25% of his annual base compensation amount, subject to achievement and satisfaction of goals and objectives established upon mutual agreement of the Company’s Chief Executive Officer, the Company’s Compensation Committee and Mr. Medeiros.  For 2009, Mr. Medeiros will receive a guaranteed bonus of $50,000. The Company granted Mr. Medeiros an option to purchase 400,000 shares of the Company’s common stock, which will vest in equal installments over three years.  The Company also granted Mr. Medeiros an additional 100,000 shares of the Company’s common stock (the “Restricted Shares”).  The Restricted Shares will vest on a pro rata basis through the first anniversary of Mr. Medeiros’s employment subject to certain performance based criteria.  In addition to his base compensation for 2009, the Company has agreed to pay Mr. Medeiros a $100,000 sign-on bonus.

The Company has also agreed to reimburse up to $120,000 of expenses incurred by Mr. Medeiros in connection with his relocation to the Company’s facility in Corvallis, Oregon, up to $15,000 for temporary living expenses incurred by Mr. Medeiros as part of his relocation, and $5,000 for legal fees incurred by Mr. Medeiros in connection with the negotiation of his Employment Agreement.  The Company’s Employment Agreement with Mr. Medeiros provides for certain benefits payable to Mr. Medeiros upon termination of his employment by the Company for any reason without cause. If terminated by the Company without cause and other than in connection with a change in control, the Employment Agreement provides that Mr. Medeiros is entitled to receive severance benefits equal to 12 months of base compensation. If terminated by the Company without cause in connection with a change in control or if terminated by Mr. Medeiros for good reason (the definition of which includes a requirement that it be in connection with a change in control), Mr. Medeiros is entitled to receive severance benefits equal to 24 months of base compensation.  In either case, all nonvested options and restricted shares shall immediately vest and be exercisable for  a period of 180 days following the effective date of termination.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending June 30, 2009.

A copy of the press release announcing the foregoing developments is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)                     Exhibits

The following exhibit is filed herewith:

99.1      Press Release dated May 18, 2009.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corvallis, State of Oregon, on May 21, 2009.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson, Ph.D.

Leslie Hudson, Ph.D.
President and Chief Executive Officer (Principal Operating Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Press Release dated May 18, 2009.